KIRKPATRICK & LOCKHART

                              1500 OLIVER BUILDING
                       PITTSBURGH, PENNSYLVANIA 15222-2312


                                  April 7, 1994



Trustees of the First Investors
Multi-State Insured Tax Free Fund
95 Wall Street
New York, New York 10005

         Re:  First Investors Pennsylvania Insured Tax
              Free Series ("Pennsylvania Series") - a Series of the First Investors Multi-State Insured
              Tax Free Fund ("Multi-State Fund")

Ladies and Gentlemen:

                  You have requested our opinion regarding (i) the taxability of distributions from the Pennsylvania Series for purposes of the "Pennsylvania personal income tax" (72 P.S. ss.ss. 7301 to 7361) and the "Pennsylvania corporate net income tax" (72 P.S. ss.ss. 7401 to 7410), (ii) the taxability of shares of the Pennsylvania Series for purposes of the "Pennsylvania county personal property tax" (72 P.S. ss. 4821), the "School District of Pittsburgh personal property tax" (enacted by resolution adopted by the Board of Public Education of the School District of Pittsburgh) and the "City of Pittsburgh personal property tax" (Chapter 261 of Pittsburgh Code), and (iii) the taxability of distributions from the Pennsylvania Series for purposes of the "School District of Philadelphia investment net income tax" (ss. 19-1804 of Philadelphia Code).

                  We understand  that the  Pennsylvania  Series is one series of the Multi-State Fund, a business trust formed under the laws of the Commonwealth of Massachusetts, and that the Pennsylvania Series is a "regulated investment company" as defined in Section 851 of the Internal Revenue Code of 1986, as amended (the "Code"), eligible to pay "Exempt-Interest Dividends" as provided in
Section 852(b)(5) of the Code. We also understand that the Pennsylvania Series invests in, and intends to continue to invest in, obligations issued by the Commonwealth of Pennsylvania, public authorities, commissions, boards or agencies created by the Commonwealth of Pennsylvania, political subdivisions of the Commonwealth of Pennsylvania or public authorities created by any such political subdivisions and also obligations of the United States and certain qualifying agencies, instrumentalities, territories and possessions of the United States, the interest from which is statutorily free from state


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taxation in Pennsylvania under the laws of the Commonwealth or the United States
(collectively, "Exempt Obligations").

                  In furnishing this opinion, we have reviewed such provisions of Pennsylvania law, and such provisions of Pittsburgh and Philadelphia law as reported in standard compilations thereof, as we have deemed appropriate.

                  We have assumed for purposes of this opinion that (i) the Pennsylvania Series will operate as a regulated investment company and that earnings distributed by the Pennsylvania Series from its portfolio earnings will constitute Exempt-Interest Dividends; (ii) the assets of the Pennsylvania Series and of the Multi-State Fund will be held and managed outside of the Commonwealth of Pennsylvania; (iii) a majority of the trustees of the Pennsylvania Series and the Multi-State Fund will not be residents of or domiciled in the Commonwealth of Pennsylvania; (iv) the Pennsylvania Series reports to its investors the percentage of its income and gain that is attributable to Exempt Obligations and the percentage of the Pennsylvania Series is and at all relevant times will be registered under the Investment Company Act of 1940.

                  We have also relied on an opinion of the Pennsylvania Department of Revenue rendered in connection with another matter in which the Department of Revenue set forth its policy that: (i) a regulated investment company is a separate entity and the characteristics of income received by a regulated investment company, to the extent includable in its Pennsylvania corporate taxable income, will not flow through to a corporate investor in the regulated investment company, and (ii) Exempt-Interest Dividends, to the extent excluded from federal taxable income, are also excluded from Pennsylvania corporate taxable income.

                  We are opining herein only as to the laws of Pennsylvania as in effect on the date hereof. Accordingly, we are not opining on, and we assume no responsibility as to, the applicability to or effect on any of the matters covered herein of any other laws or the laws of any other jurisdiction.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. Individual shareholders of the Pennsylvania Series who are subject to the Pennsylvania personal income tax, as either residents or nonresidents of the Commonwealth, (i) will not be subject to the Pennsylvania personal income tax on distributions by the Pennsylvania Series of interest that is attributable to Exempt Obligations, and (ii) will be subject to the Pennsylvania personal income tax on distributions by the Pennsylvania Series of gains that are attributable to Exempt Obligations issued after February 4, 1994.

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                  2. Corporate  shareholders of the Pennsylvania  Series who are subject to the Pennsylvania corporate net income tax will not be subject to the Pennsylvania corporate net income tax on distributions by the Pennsylvania Series of interest that is attributable to Exempt Obligations, provided such distributions constitute Exempt-Interest Dividends and are not included in such shareholders' federal taxable income determined before net operating loss carryovers and special deductions. Corporate shareholders of the Pennsylvania Series who are subject to the Pennsylvania corporate net income tax will be subject to the Pennsylvania corporate net income tax on distributions by the Pennsylvania Series of gains that are attributable to Exempt Obligations issued after February 4, 1994.

                  3. Shares of the Pennsylvania Series that are owned by investors who are residents of the Commonwealth of Pennsylvania will not be taxable for purposes of the Pennsylvania county personal property tax to the extent that the Pennsylvania Series' portfolio consists of Exempt Obligations on the annual assessment date. Nonresidents of the Commonwealth are not subject to the Pennsylvania county personal property tax.

                  4. Shares of the Pennsylvania Series that are owned by investors who are residents of the City of Pittsburgh or the School District of Pittsburgh, or both, will not be taxable for purposes of the City of Pittsburgh personal property tax, as the case may be, to the extent that the Pennsylvania Series' portfolio consists of Exempt Obligations on the annual assessment date.

                  5. Interest attributable to Exempt Obligations will be exempt from the School District of Philadelphia investment net income tax in the same proportion as the Pennsylvania Series is invested in Exempt Obligations.

                  We point out that the tax treatment of distributions made after February 4, 1994 by the Pennsylvania Series of gains attributable to Exempt Obligations issued on or prior to February 4, 1994 (referred to herein as "Existing Portfolio Gains") is not entirely free from doubt. A new Pennsylvania law (Act 68 of 1993 signed on December 3, 1993; the "Act") exempts from Pennsylvania personal income taxation and Pennsylvania corporate income taxation all distributions by the Pennsylvania Series of interest attributable to Exempt Obligations for taxable years beginning on or after January 1, 1993. The Act also subjects to Pennsylvania personal income taxation and Pennsylvania corporate income taxation all distributions by the Pennsylvania Series of gains on Exempt Obligations issued after February 4, 1994.

                  We understand that, prior to February 4, 1994 the Pennsylvania Series relied on a ruling from the Pennsylvania Department of Revenue to pass through to its shareholders the tax-free character of gains attributable to Exempt Obligations (the "Private Ruling"). As you know, reliance on the Private Ruling was permissible only if the Pennsylvania Series agreed to

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certain  restrictions  described  in the  Private  Ruling  and set  forth in the
Pennsylvania Series' governing instrument concerning investments in Exempt Obligations. We understand that the Pennsylvania Series has abandoned those investment restrictions as of February 4, 1994.

                  The Act taxes distributions of gains attributable to Exempt Obligations issued after February 4, 1994. The Private Ruling in effect exempted from taxation gains distributed on or prior to February 4, 1994. The tax treatment of Existing Portfolio Gains (i.e., gains distributed after February 4, 1994 on Exempt obligations issued before February 4, 1994), however, is unclear now that the Pennsylvania Series no longer abides by the investment restrictions referred to in the Private Ruling. Under a conservative approach, Existing Portfolio Gains would be subject to Pennsylvania personal income taxation and Pennsylvania corporate income taxation, because the Pennsylvania Series may not rely on the Private Ruling after February 4, 1994. Under a more liberal approach, Existing Portfolio Gains, no matter when distributed, would not be subject to Pennsylvania personal income taxation or Pennsylvania corporate income taxation, because the Pennsylvania Series should be able to rely on the Private Ruling with respect to its existing portfolio of assets as of February 4, 1994. If the Pennsylvania Series desires certainty regarding the tax treatment of Existing Portfolio Gains, we recommend that the Pennsylvania Series obtain a ruling from the Pennsylvania Department of Revenue.

                  Further, as discussed above, the Act subjects gains on U.S. obligations to Pennsylvania personal income taxation and Pennsylvania corporate net income taxation. We point out that under federal law, obligations, and the interest on such obligations, of the United States may not be taxed by any state. 31 U.S.C. ss. 3124(a). The Supreme Court of the United States in American Bank and Trust vs. Dallas County, 463 U.S. 855 (1983) interpreted this exception very broadly to extend to every form of taxation, direct or indirect. Our research has found no case that has ruled on the issue of whether gains on U.S. obligations may be taxed by a state, and we have made no separate legal analysis concerning the effect of American Bank and its progeny on the issue of taxation of gains on U.S. obligations. We understand that numerous states other than Pennsylvania also impose income taxes on gains on U.S. obligations. Despite the apparent common practice by states of taxing gains on U.S. obligations, we express no opinion concerning the question whether Pennsylvania is permitted under federal law to impose income taxes on gains on U.S. obligations due to the lack of judicial guidance and the broad interpretation by the Supreme Court of the federal statute setting forth the prohibition on state taxation of U.S. obligations.

                  Although you have not requested our opinion concerning the application of the Pennsylvania capital stock tax or the Pennsylvania franchise tax (72 P.S. ss.ss. 7601 to 7606), we point


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out to you that the  Pennsylvania  Department  of Revenue has taken the position that shares of funds similar to the Pennsylvania Series are not considered exempt assets of a corporation for the purpose of determining its capital stock value subject to the Commonwealth's capital stock tax or franchise tax. We also point out to you that the Pennsylvania Department of Revenue takes the position that interest or premiums received as a result of repurchase agreements are taxable for Pennsylvania income tax purposes on the basis that such interest or premiums are attributable to the repurchase loan and not to federal or state obligations.

                  This opinion is furnished to you specifically in connection with the Pennsylvania Series and solely for your information and benefit. It may not be relied on by you in any other connection, and it may not be relied on by any other person for any purpose. It may not be assigned, used or quoted without our prior written consent. We undertake no responsibility to update this opinion.

                                            Very truly yours,

                                            /s/Kirkpatrick & Lockhart